EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nevada Gold & Casinos, Inc. and Subsidiaries on Form S-8 of our report dated May 4, 2007, with respect to our audit of the consolidated financial statements of American Racing and Entertainment, LLC and Subsidiaries as of December 31, 2006 and for the year then ended appearing in the Annual Report on Form 10-K of Nevada Gold & Casinos, Inc and Subsidiaries for the fiscal year ended April 29, 2007.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP
Melville, New York August 23, 2007